Exhibit 99.1

Fluor Corporation	Brian Mershon / Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

•                  RECORD NEW AWARDS OF $10.7 BILLION; ENDING BACKLOG RISES TO $40.2 BILLION - UP $5.3 BILLION FROM LAST QUARTER

•                  OIL & GAS SEGMENT PROFIT UP 32 PERCENT

IRVING, TEXAS — May 1, 2014 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2014.  Net earnings attributable to Fluor for the first quarter were $149 million, or $0.92 per diluted share, compared to $166 million, or $1.02 per diluted share a year ago.  Consolidated segment profit for the quarter was $268 million, compared to $294 million in the first quarter of 2013.  Segment profit results included a 32 percent increase in Oil & Gas, offset by declines in the Company’s other segments.  Revenue for the first quarter was $5.4 billion, down from $7.2 billion last year, mainly due to a significant reduction in revenue from the Industrial & Infrastructure segment’s mining and metals business line.

New awards for the quarter were a record $10.7 billion, including $8.8 billion in Oil & Gas, $924 million in Industrial & Infrastructure and $748 million in Government.  Consolidated backlog at the end of the quarter rose to $40.2 billion, up $5.3 billion over last quarter, and up from $37.5 billion a year ago.

“Our Oil & Gas group continues to perform extremely well, posting nearly $9 billion in new awards and growing profitability by 32 percent,” said Chairman and Chief Executive Officer David Seaton.  “However, our overall expectations for the year are tempered by continued weakness in a number of our other end markets.”

Corporate G&A expense for the first quarter of 2014 was $38 million, compared with $33 million a year ago.  During the quarter, the Company repurchased approximately $200 million worth of Fluor shares, and paid out $26 million in dividends to shareholders.  Fluor’s cash and marketable securities balance remains strong at $2.6 billion.

Outlook

Overall, the first quarter was consistent with the Company’s prior guidance for a slow start in 2014.  While Oil & Gas financial performance in the first quarter exceeded our expectations, and mining project closeouts helped boost Industrial & Infrastructure performance, results for Power, Government and Global Services fell short.  The outlook for Oil & Gas is on track and very positive; however, after assessing the full year outlook for Fluor’s overall portfolio, the Company is adjusting its full year 2014 EPS guidance downward to a range of $4.10 to $4.45, from the prior range of $4.10 to $4.60 per diluted share.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $138 million, rising 32 percent from the first quarter of 2013.  Revenue of $2.7 billion was level with the revenue reported in the first quarter of 2013.  The strong segment profit performance reflects increased contributions from upstream and petrochemical projects and an increase in higher margin engineering and design activities.  New awards for the segment totaled $8.8 billion, including a portion of the engineering, procurement and construction of an LNG project in Canada, as well as a major clean fuels refinery project in Kuwait, a refinery expansion in Canada, a pipeline project in Mexico and a chemicals project in Malaysia.  Ending backlog for the Oil & Gas segment rose 38 percent, from $18.6 billion a year ago, to end the quarter at $25.7 billion.

The Industrial & Infrastructure group reported segment profit of $100 million, compared with $127 million in the first quarter of 2013.  Revenue for the quarter was $1.7 billion, down from $3.1 billion a year ago.  As expected, revenue and segment profit results reflect a decline in contributions from the mining and metals business line, partly offset by growth in the infrastructure and industrial services business lines.  New awards for the first quarter were $924 million, including additional scope on a copper project in Peru and an iron ore facility in Australia.  Backlog for the quarter was $9.9 billion, down from $16.0 billion a year ago, mainly due to substantially lower mining and metals new awards over the past year.

The Government group reported segment profit of $13 million, down from $41 million a year ago, primarily due to lower task order volume on the LOGCAP IV contract in Afghanistan.  Results in the first quarter of 2013 benefited from the successful close out of prior year indirect rate negotiations.  Revenue for the quarter declined 21 percent to $593 million, due to the reduction in LOGCAP IV task order volume.  New awards totaled $748 million for the quarter, including a five year contract to maintain the United States’ Strategic Petroleum Reserve for the Department of Energy.  Ending backlog was $2.6 billion, up from $2.4 billion last quarter.

Segment profit for the Global Services segment was $19 million in the first quarter which compares to $28 million a year ago.  Revenue declined modestly to $143 million.  Lower results in the quarter were driven by reductions in the equipment business line’s activities in the mining sector in Africa and Latin America.

Fluor’s Power group reported a segment loss of $1 million, after including expenses of $13 million associated with the Company’s continued investment in NuScale.  This represents an improvement from a segment loss of $7 million a year ago, which included $15 million of NuScale expenses.  Segment revenue for the quarter decreased 34 percent to $251 million, compared with $383 million a year ago, as two solar projects and a gas-fired power plant are near completion.  New awards for the quarter were $166 million compared with $448 million in the first quarter of 2013.  Ending backlog was $1.9 billion, which was comparable with $1.9 billion a year ago.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, May 1, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects. The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis. For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors. Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list. With more than 40,000 employees worldwide, the company’s revenue for 2013 was $27.4 billion. Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the impact of anti-bribery and international trade laws and regulations; possible information technology interruptions or inability to protect intellectual property; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; the Company’s ability to secure appropriate insurance; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2014. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2014	2013
Revenue	$5,384.6	$7,185.6
Cost and expenses:
Cost of revenue	5,072.3	6,843.8
Corporate general and administrative expense	37.8	32.6
Interest expense, net	3.0	2.9
Total cost and expenses	5,113.1	6,879.3
Earnings before taxes	271.5	306.3
Income tax expense	78.2	93.0
Net earnings	193.3	213.3
Less: Net earnings attributable to noncontrolling interests	44.2	46.8
Net earnings attributable to Fluor Corporation	$149.1	$166.5
Basic earnings per share
Net earnings	$0.93	$1.02
Weighted average shares	160.2	162.4
Diluted earnings per share
Net earnings	$0.92	$1.02
Weighted average shares	162.4	164.0
New awards	$10,668.5	$6,511.7
Backlog	$40,162.6	$37,459.7
Work performed	$5,241.9	$7,035.7

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2014		2013
Revenue
Oil & Gas	$2,729.7		$2,769.3
Industrial & Infrastructure	1,668.1		3,132.2
Government	593.2		751.2
Global Services	142.7		149.9
Power	250.9		383.0
Total revenue	$5,384.6		$7,185.6

Segment profit (loss) $ and margin %
Oil & Gas	$137.9	5.1%	$104.5	3.8%
Industrial & Infrastructure	100.3	6.0%	126.9	4.1%
Government	12.5	2.1%	41.3	5.5%
Global Services	18.8	13.2%	27.7	18.5%
Power	(1.4)	(0.6)%	(6.8)	(1.8)%
Total segment profit $ and margin %	$268.1	5.0%	$293.6	4.1%

Corporate general and administrative expense	(37.8)		(32.6)
Interest expense, net	(3.0)		(2.9)
Earnings attributable to noncontrolling interests	44.2		48.2
Earnings before taxes	$271.5		$306.3

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2014	2013
Cash and marketable securities, including noncurrent	$2,648.5	$2,745.0
Total current assets	5,614.8	6,003.7
Total assets	7,991.9	8,323.9
Total short-term debt	29.4	29.8
Total current liabilities	3,144.8	3,407.2
Long-term debt	496.7	496.6
Shareholders’ equity	3,690.7	3,757.0

Total debt to capitalization % (based on shareholders’ equity)	12.5%	12.3%
Shareholders’ equity per share	$23.17	$23.29

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2014	2013

Cash provided (utilized) by operating activities	$186.7	$(21.7)

Investing activities
Net (purchases) sales and maturities of marketable securities	(45.6)	(25.1)
Capital expenditures	(66.6)	(56.9)
Proceeds from disposal of property, plant and equipment	24.6	15.7
Investments in partnerships and joint ventures	(5.0)	(7.4)
Consolidation of a variable interest entity	—	24.7
Acquisitions	—	(7.7)
Other items	(1.1)	4.4
Cash utilized by investing activities	(93.7)	(52.3)

Financing activities
Repurchase of common stock	(192.3)	—
Dividends paid	(26.0)	—
Repayment of 5.625% Municipal Bonds	—	(17.8)
Repayment of convertible debt and notes payable	—	(8.6)
Distributions paid to noncontrolling interests, net of capital contributions	(15.9)	(17.7)
Stock options exercised	14.1	5.8
Other Items	(4.9)	(4.8)
Cash utilized by financing activities	(225.0)	(43.1)

Effect of exchange rate changes on cash	(9.5)	(22.6)

Decrease in cash and cash equivalents	$(141.5)	$(139.7)

Depreciation	$48.5	$54.6

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2014		2013		% Chg

Oil & Gas	$8,830	83%	$3,064	47%	NM
Industrial & Infrastructure	924	9%	2,244	34%	(59)%
Government	748	7%	756	12%	(1)%
Power	166	1%	448	7%	(63)%
Total new awards	$10,668	100%	$6,512	100%	64%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2014		2013		% Chg

Oil & Gas	$25,669	64%	$18,561	49%	38%
Industrial & Infrastructure	9,922	25%	15,991	43%	(38)%
Government	2,648	6%	964	3%	NM
Power	1,924	5%	1,944	5%	(1)%
Total backlog	$40,163	100%	$37,460	100%	7%

United States	$12,902	32%	$12,121	32%	6%
The Americas (excluding the United States)	13,703	34%	11,373	30%	20%
Europe, Africa and the Middle East	11,226	28%	9,555	26%	17%
Asia Pacific (including Australia)	2,332	6%	4,411	12%	(47)%
Total backlog	$40,163	100%	$37,460	100%	7%

NM - Not meaningful